Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into intending to be effective on October 1, 2007 (the “Commencement Date”) by and between Morgans Hotel Group Co., with a principal place of business at 475 Tenth Avenue, New York, NY 10018 (the “Company” or “Employer”) and Richard Szymanski (“Employee”).

WHEREAS, the Company desires to continue to employ Employee as the Chief Financial Officer, and Employee desires to continue to be employed by the Company on the terms and conditions stated below;

NOW, THEREFORE, the Parties agree as follows:

1. Employment.

a. Company hereby agrees to continue to employ Employee and Employee hereby accepts such continued employment, upon the terms and conditions contained in this Agreement.

b. Employee will perform the job duties of Chief Financial Officer, or such other duties as the Company may assign Employee from time to time, in its sole discretion, consistent with the duties and responsibilities of an executive at Employee’s level. Employee agrees to continue to devote substantially his full time, energies and best efforts to the performance of his duties for the Company, to the exclusion of all other business or employment activities. In the performance of his duties hereunder, Employee shall report to the Chief Executive Officer.

2. Compensation.

The Company shall pay to the Employee, and the Employee hereby accepts, as payment for the services Employee renders to the Company remuneration in the following amounts and forms:

a. Salary. The Company will pay Employee a base salary equal to $450,000 per year, ($18,750 semi-monthly), which may be increased at the Company’s sole discretion from time to time (the “Base Salary”). The Company customarily conducts annual performance reviews and at that time a reevaluation of Employee’s Base Salary is usual, provided, however, that Employee’s Base Salary shall not be less than $450,000 per year.

c. Bonus. Subject to Employee’s continued employment with the Company, the Company shall pay Employee an annual bonus commensurate with the bonuses paid to other similarly situated employees of the Company. The exact amount of Employee’s bonus shall be determined in the Company’s sole discretion. Employee’s bonus will be paid annually, usually within two months after the end of the calendar year. Employee must be employed by the Company on the date bonuses are paid to Company employees in order to be entitled to receive a bonus.

d. Expenses. During the term of this Agreement, Employee shall be entitled to reimbursement of all reasonable and actual out-of-pocket expenses incurred by him in the performance of his services to the Company consistent with corporate policies, provided that the expenses are properly accounted for, on the same basis as other, similarly situated employees.

e. Fringe Benefits. Employee will be eligible for benefits, including medical, dental, life insurance and 401(k), paid vacation, and equity grants on the same basis as other, similarly situated employees and in accordance with the terms of the various plans governing these benefits.

3.	Term and Termination.

a. Term. This Agreement shall commence on the Commencement Date and may be terminated by either party as provided below.

b. Termination by Employee without Good Reason. Employee may terminate this Agreement by providing the Company with written notice of his intent to terminate employment 30 days in advance of the date of such termination.

c. Termination by Employee with Good Reason. Employee may terminate this Agreement for Good Reason, as defined below, by notifying the Company of his intent to terminate his employment with Good Reason, and, thereafter, the Employer shall: (1) pay Employee his pro-rata bonus, if any, for the current calendar year through the date of termination; (2) continue to pay Employee his Base Salary for twenty four (24) months after his date of termination; (3) pay Employee a bonus equal to the greater of (i) the bonus he actually received for the prior two years or (ii) twice his annual target bonus; and (3) continue paying for Employee’s health insurance benefits for a period of twenty four (24) months after such termination. Employee must notify the Company, in writing, within sixty (60) days after Employee has knowledge that an event constituting Good Reason has occurred, in order for such event to constitute Good Reason. The term Good Reason shall mean the occurrence of one or more of the following without Employee’s written consent: (i) any failure by the Company to comply with any of the provisions of paragraph 2 of this Agreement, other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company promptly after receipt of notice thereof given by the Employee; (ii) the assignment to Employee, or the removal from Employee, of any duties or responsibilities that result in a material diminution of Employee’s authority; (iii) a material diminution of the budget over which Employee has responsibility, other than for a bona fide business reason; (iv) any failure by the Company to comply with and satisfy Section 8(c) of this Agreement; (v) the imposition of any requirement that Employee relocate his office to a location other than Manhattan; or (vi) a material breach by the Company of any written agreement between the Company and Employee; provided, however, that no termination for Good Reason shall be effective unless the acts or omissions providing Good Reason to terminate continue after Employee has given the Company notice thereof and 30 days in which to cure the same.

d. Termination Upon Death or Disability. The Employee’s employment shall terminate automatically upon the Employee’s death.  If the Company determines in good faith that the Disability of the Employee, as defined below, has occurred during the term of this Agreement, it may give to the Employee written notice of its intention to terminate the Employee’s employment.  In such event, the Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice to the Employee (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee’s duties.  For purposes of this Agreement, “Disability” shall mean the inability of the Employee to perform his essential duties for the Company on a full-time basis for 180 calendar days during any consecutive twelve month period as a result of incapacity due to mental or physical illness. Upon termination as the result of Disability, Employer shall have no further obligations to Employee.

e. Termination by the Company for Cause. The Company may terminate Employee’s employment at any time during the term of this Agreement for Cause, as defined below, and the Company shall have no obligations to Employee other than to pay Employee’s Base Salary through the date of termination. As used in this Agreement, “Cause” shall mean: (i) Employee’s repeated failure to perform his duties commensurate with his position as determined in the sole discretion of the Company; (ii) Employee’s refusal to follow the lawful policies and directives of his supervisors; (iii) Employee’s material breach of the provisions of this Agreement; (iv) Employee’s engagement in any act of dishonesty, gross negligence or willful misconduct that may have an adverse effect on the Company, its business operations, financial condition, assets, prospects or reputation; (v) Employee’s breach of any fiduciary duty owed to the Company or (vi) Employee’s knowing violation of any law, rule or regulation that affects his performance of or ability to perform any of his duties or responsibilities with the Company; provided, however, that no termination pursuant to clause (i), (ii) or (iii) shall be effective unless the conduct providing Cause to terminate continues after Employee has been given notice thereof and 30 days in which to cure the same.

f. Termination by the Company without Cause. The Company may terminate Employee’s employment at any time during the term of this Agreement without Cause (as defined above) by notifying the Employee in writing of its intent to terminate Employee’s employment, and, thereafter, the Employer shall: (1) pay Employee his pro-rata bonus, if any, for the current calendar year through the date of termination; (2) continue to pay Employee his Base Salary for twenty four (24) months after his date of termination; (3) pay Employee a bonus equal to the greater of (i) the bonus he actually received for the prior two years or (ii) twice his annual target bonus; and (3) continue paying for Employee’s health insurance benefits for a period of twenty four (24) months after such termination.

g. Termination as the Result of a Change in Control. If, at the time of or during the one-year period following a Change in Control, the Company terminates Employee’s employment or Employee resigns for Good Reason: (1) the Company shall pay employee his pro-rata bonus, if any, for the current calendar year through the date of termination; (2) the Company shall continue to pay Employee his Base Salary for twenty four (24) months after his termination; (3) the Company shall pay Employee a bonus equal to the greater of (i) the bonus he actually received for the prior two years or (ii) twice his annual target bonus; (4) the Company shall continue to pay his health insurance benefits for a period of Twenty Four (24) months after the date of his termination; and (4) all equity awards granted to Employee by the Employer and held by Employee on the closing date of the Change in Control (the “Closing Date”), which have not previously vested, shall become immediately vested and exercisable as of the Closing Date. As used in this Agreement, a “Change in Control” shall mean a “Corporate Transaction” as set forth in the Company’s 2007 Omnibus Incentive Plan, adopted by the Board of Directors and approved by the Company’s stockholders on May 22, 2007.

h. Release of Claims. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, prior to the payment by Employer of the termination payments and benefits provided for in clause (c), (f) or (g) of this paragraph 3, and as a condition to such payments, Employee shall sign a customary general release of all potential claims he may have against the Company. If Employee does not deliver such release, the Company shall have no obligation to provide Employee with any of the payments or benefits set forth in such clauses of this paragraph 3.

4. Treatment of Confidential Information.

As a Company employee, Employee will acquire Confidential Information in the course of Employee’s employment. Employee agrees that, in consideration of employment with the Company, Employee will treat such Confidential Information as strictly confidential. Employee will not, directly or indirectly, at any time during employment with the Company or any time thereafter, and without regard to when or for what reason, if any, such employment shall terminate, use or cause to be used any such Confidential Information, in connection with any activity or business except in the normal course of performing his designated duties for the Company. Employee shall not disclose or cause to be disclosed any such Confidential Information to any third parties unless such disclosure has been authorized in writing by the Company or except as may be required by regulatory body or governmental body. “Confidential Information” is any Company confidential information not generally known to the public, including but not limited to trade secrets, mailing lists, financial information, business plans and/or policies, methods of operations, customer lists and information, sales and marketing plans, research and development plans, strategic plans, and any other information Employee acquires in the course of employment with the Company that is not readily available to the public.

5. Non-solicitation.

During the period that Employee is employed by the Company, and for a period of two (2) years thereafter, regardless of the reason Employee’s employment with the Company terminates, Employee will not directly or indirectly, either individually or through any entity with which Employee may become associated, cause, solicit, entice or induce any present or future employee of the Company to leave the employ of the Company and/or directly hire or directly or indirectly cause, solicit, entice or induce any present or future employee of the Company to become employed or associated in any capacity with a competitor of the Company.

6. Remedies.

Employee acknowledges that the breach or threatened breach of this Agreement will cause the Company irreparable harm to its business and good will, for which there may be no adequate remedy at law. Consequently, in the event that Employee breaches or threatens to breach the Agreement, the Company shall be entitled to both: (i) the issuance by a court of competent jurisdiction of an injunction, restraining order, or other equitable relief in favor of itself, without the necessity of posting a bond, restraining Employee from committing or continuing to commit any violation; and (ii) monetary damages insofar as they can be determined. Any right to obtain an injunction, restraining order or other equitable relief under this paragraph 6 shall not be deemed a waiver of any right to assert any other remedy the Company may have at law or in equity.

7. Tax Liability

a. Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Employee’s employment with the Company, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code, (B) if it is determined that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code as a result of such termination, Employee would receive any payment that, absent the application of this Section 7, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after Employee’s termination date, (2) Employee’s death or (3) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).

b. It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed.

8. Successors.

a. This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

b. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that the Company may not assign this Agreement other than as described in Section 8(c) below.

c. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

9. Indemnification.

a. If the Employee is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding (as defined below) by reason of the fact that he is or was a director, officer, employee, agent, manager, trustee, consultant or representative of the Company or any of its affiliates or is or was serving at the request of the Company or any of its affiliates, or in connection with his service hereunder, as a director, officer, member, employee, agent, manager, trustee, consultant or representative of another person or entity, or if any Claim (as defined below) is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to the Employee’s service in any of the foregoing capacities, then the Employee shall promptly be indemnified and held harmless to the fullest extent permitted or authorized by the Certificate of Incorporation or Bylaws of the Company, or if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ and other professional fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Employee in connection therewith or in connection with seeking to enforce his rights under this paragraph 9, and such indemnification shall continue as to the Employee even if he has ceased to be a director, member, employee, agent, manager, trustee, consultant or representative of the Company or other person or entity and shall inure to the benefit of the Employee’s heirs, executors and administrators. The Employee shall be entitled to prompt advancement of any and all costs and expenses (including, without limitation, attorneys’ and other professional fees and other charges) incurred by him in connection with any such Proceeding or Claim, or in connection with seeking to enforce his rights under this paragraph 9, any such advancement to be made within 15 days after he gives written notice, supported by reasonable documentation, requesting such advancement. Such notice shall include, to the extent required by applicable law, an undertaking by the Employee to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that the Employee would otherwise have (including, without limitation, by agreement or under applicable law). For purposes of this Agreement, “Claim” shall include, without limitation, any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information and “Proceeding” shall include, without limitation, any actual, threatened, or reasonably anticipated, action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.

b. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Employment Period and thereafter until the later of (x) the sixth anniversary of the date on which the Employee’s employment with the Company terminates and (y) the date on which all claims against the Employee that would otherwise be covered by the policy (or policies) would become fully time barred, providing coverage to the Employee that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other present or former senior executive or director of the Company.

10. Severability

If a court of competent jurisdiction holds any provision of this Agreement to be illegal, invalid or unenforceable, the remainder of the provisions of this Agreement shall continue in full force and effect. Further, if any court of competent jurisdiction construes any portion of any of the covenants contained in this Agreement to be unenforceable or unreasonable as to scope, the court may and is requested by the Parties to modify and enforce the covenants to the extent reasonable.

11. Entire Agreement; Amendment.

This Agreement expresses the entire and exclusive understanding of the parties to this Agreement only with respect to the matters covered by this Agreement and incorporates any and all prior agreements, understandings, negotiations and discussions relating hereto, whether written or oral, all of which are hereby terminated and canceled. This Agreement may be modified or amended only by a written instrument manually signed by all parties to this Agreement.

12. Applicable Law.

This Agreement has been made under and shall be construed and enforced in accordance with the laws of the State of New York, notwithstanding its choice of law rules to the contrary.

13. Notice.

Any notice, statement or demand required to be given under this Agreement shall be in writing and shall be sent by hand delivery against receipt, certified mail, return receipt requested or by a nationally recognized overnight carrier to the address of the parties first listed above.

14. Waiver.

The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

EMPLOYER:	EMPLOYEE:

MORGANS HOTEL GROUP CO.

By: /s/ Fred Kleisner	/s/ Richard Szymanski
Fred Kleisner, Interim CEO	Richard Szymanski